EXHIBIT 12

[ ____________]

a Maryland corporation

Form of Subscription Agreement

for Voting Common Stock

This Subscription Agreement (this “Agreement”) is dated as of March 8, 2012, by and between [______], a Maryland corporation (the “Corporation”), and [____________], a [_______________] company (the “Subscriber”).

Whereas, in addition to the Note (as defined in that certain Loan Agreement between the Subscriber and the Corporation dated as of the date hereof) in partial consideration of the Contribution (as defined herein), and other good and valuable consideration, the Corporation desires to issue, and the Subscriber desires to subscribe for, [_______] shares of fully paid and non-assessable voting common stock, par value $0.01 per share, of the Corporation (each, a “Share” and collectively, the “Shares”).

Now, therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed in the Articles of Incorporation of the Corporation dated March 1, 2012, as the same has been and may hereafter be amended and/or amended and restated from time to time (the “Charter”). The following terms shall have the following meanings when used herein:

“Agreement” has the meaning given to such term in the introductory paragraph.

“Contribution” has the meaning ascribed in Section 3.

“Charter” has the meaning set forth in Section 1.

“Commission” has the meaning ascribed in Section 4(a).

“Corporation” has the meaning ascribed in the introductory paragraph.

“Rouse Shares” means the [__________] shares of common stock of Rouse Properties, Inc. which are owned by the Subscriber immediately prior to the effectiveness of this Agreement.

“Rule 144” has the meaning ascribed in Section 4(b)(iii).

“Securities Act” has the meaning ascribed in Section 4(a).

“Shares” has the meaning ascribed in the recital.

“Subscriber” has the meaning ascribed in the introductory paragraph.

2.	Issuance and Acceptance of Shares. The Subscriber hereby agrees that it has purchased and been issued the Shares from the Corporation in consideration for its Contribution. The Shares issued to the Subscriber in consideration for its Contribution are validly issued and outstanding, fully paid and non-assessable. The Shares do not have physical certificates. Instead, the Shares are recorded on the books and records of the Corporation.

3.	Contribution. The Subscriber hereby contributes, transfers, conveys and assigns to the Corporation all of the Subscriber’s right, title and interest in and to the Subscriber’s Rouse Shares (the “Contribution”), and the Corporation hereby accepts such Contribution, all in accordance with, upon, and subject to, the terms and provisions of this Agreement.

4.	Representations and Warranties. The Subscriber hereby represents, warrants and acknowledges as follows:

(a)	Immediately prior to the effectiveness of the Contribution, the Subscriber owns 100% of all right, title and interest in and to the Rouse Shares, and has not heretofore assigned, pledged or otherwise hypothecated the Rouse Shares. Other than such representation and warranty, the Subscriber makes no representation or warranty regarding the Rouse Shares, Rouse Properties, Inc. or any of the assets or liabilities of Rouse Properties, Inc.

(b)	The Subscriber (i) is an “accredited investor” as that term is defined in Rule 501(a) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) is an investor experienced in the evaluation of businesses similar to the Corporation, (iii) has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of this investment, and (iv) has the ability to bear the economic risks of the investment in the Shares.

(c)	The Subscriber understands that:

(i)	The Shares are unregistered and may be required to be held indefinitely unless they are subsequently registered under the Securities Act, or an exemption from such registration is available;

(ii)	The Corporation is under no obligation to file a registration statement with the Commission with respect to the Shares, or to assist the Subscriber in complying with any exemption from registration; and

(iii)	Rule 144 promulgated under the Securities Act (“Rule 144”), which provides for certain limited sales of unregistered securities, is not presently available with respect to the Shares, and the Corporation is under no obligation to make Rule 144 available.

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(d)	The Subscriber will not offer, sell, pledge, hypothecate, or otherwise dispose of the Shares, unless such offer, sale, pledge, hypothecation or other disposition (i) is registered under the Securities Act, or (ii) does not violate the Securities Act and, if requested by the Corporation, prior to such offer, sale, pledge, hypothecation or other disposition the Subscriber delivers to the Corporation an opinion of counsel or other evidence satisfactory to the Corporation to such effect.

(e)	The Subscriber agrees that the Corporation may provide for appropriate stop transfer instructions to its corporate counsel and/or transfer agent to implement the provisions of this Section 4 of this Agreement.

(f)	The Subscriber understands that it must bear the economic risk of the investment represented by the purchase of the Shares for an indefinite period.

(g)	The Shares are being acquired solely for the account of the undersigned for purposes of investment only, and are not being purchased with a view to, or in connection with, any resale or distribution thereof in violation of applicable federal or state securities laws.

5.	Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland (without giving effect to principles of conflicts of law).

6.	Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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In witness whereof, the Corporation and the Subscriber have caused this Agreement to be executed as of the date first written above.

Subscriber:	[____________],
a [____________], company,

	By:	[____________], its managing member

	By:	[____________],
its general partner

By:
Name:
Title:

Corporation:	[____________],
a Maryland corporation

By:
Name:
Title:

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